Exhibit 99.1

For Immediate Release
For more information, contact:
 Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
tony.cristello@smpcorp.com

Standard Motor Products, Inc. to Acquire

European Aftermarket Supplier Nissens Automotive

•	Creates a global leader for aftermarket parts supply with a comprehensive product offering across vehicle control and thermal control products

•	Expands SMP’s portfolio of powertrain-neutral product categories

•	Purchase price of $388 million represents approximately 7.5x EBITDA multiple inclusive of estimated run-rate cost synergies

•	Will be immediately and meaningfully accretive in the first full year of the transaction

•	$8-12M in estimated run-rate cost synergies within 24 months, with additional opportunity for meaningful revenue synergies

New York, NY, July 10, 2024 – Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced it has reached a definitive agreement to acquire AX V Nissens III APS (“Nissens”), a leading European manufacturer and distributor of aftermarket engine cooling and air conditioning products with a growing array of vehicle control technologies, for approximately $388 million (€360 million) in cash from Nordic private equity firm Axcel and the Nissen family. Nissens has annual revenues of approximately $260 million with a mid-teens EBITDA margin rate.

Mr. Eric Sills, Standard Motor Products’ Chairman and CEO, stated, “We are delighted to announce this acquisition, which will make our combined business the aftermarket leader in North America and Europe in thermal management products. It will also expand SMP’s portfolio of powertrain-neutral product categories.

“We plan to continue operating Nissens as a stand-alone unit, while leveraging the combined strength of the two companies to realize both cost and revenue synergies.

“Founded in 1921, Nissens has a long history of being an aftermarket leader in Europe, with market-leading brand recognition and a reputation as a high-performing supplier of premium products. Led by Klavs Pedersen, Nissens’ strong management team has demonstrated its ability to grow and thrive during challenging times.  They enjoy deep market knowledge with well-established customer relationships and an operational infrastructure that has allowed them to penetrate all corners of the continent and beyond.

“We believe the combination with SMP is a powerful one. Both companies have a similar go-to-market strategy of supplying full-line professional grade product offerings, and enjoy complementary product portfolios. Meanwhile, the two companies largely operate in different geographic markets. As such, we believe that we are stronger together, capitalizing on synergies in both markets and strengthening our position in each. Together, we can accelerate growth through cross-selling our product offerings, realize cost reduction through combined resources, and achieve enhanced operational excellence though collaboration and best practices.

“Lastly, we believe that as two 100+ year old companies we have compatible business cultures and will work very well together.  We welcome all of the Nissens employees to the SMP family.”

Mr. Klavs Pedersen, Nissens’ Chief Executive Officer, stated, “We are very excited to have SMP as our new owner. We have been following SMP’s activities in the US, and we see a lot of similarities in the way SMP and Nissens operate in their respective focus regions. I have personally known the SMP management team for several years, and I believe there is a very strong cultural fit that will support and accelerate the positive development of both companies. We look forward to becoming part of the SMP family.”

Transaction Details

The transaction values Nissens at approximately $388 million, representing approximately 7.5x Adjusted EBITDA after factoring estimated run-rate cost synergies at the mid-point of $10 million. The transaction is expected to be accretive to SMP’s GAAP EPS in the first full year.

The transaction is expected to be completed in the second half of 2024, and is subject to certain closing conditions, including receipt of applicable antitrust and other regulatory approvals.

Transaction Conference Call Information

Standard Motor Products, Inc. will host a conference call at 11:00 AM, Eastern Time, on Wednesday, July 10, 2024 to discuss the acquisition of Nissens Automotive.  This call will be webcast and can be accessed on the Investor Relations page of our website at www.smpcorp.com and clicking on the SMP Investor Call Webcast link.  Investors may also listen to the call by dialing 800-225-9448 (domestic) or 203-518-9708 (international).  Our playback will be made available for dial in immediately following the call.  For those choosing to listen to the replay by webcast, the link should be active on our website within 24 hours after the call.  The playback number is 888-562-0904(domestic) or 402-220-7346 (international). A copy of our presentation materials can be found at SMP Investor Presentation.

Advisors

J.P. Morgan Securities LLC is acting as financial advisor, Hughes Hubbard & Reed LLP is acting as lead transaction counsel and Plesner Advokatpartnerselskab is acting as lead European counsel to Standard Motor Products.  J.P. Morgan Bank N.A., Bank of America and Wells Fargo are providing committed financing for the funding of the transaction.

About Standard Motor Products

Standard Motor Products is the leading manufacturer and distributor of premium replacement parts in the automotive aftermarket and a custom-engineered solutions provider to vehicle and equipment manufacturers in diverse non-aftermarket end markets.  Its automotive aftermarket business is comprised of two segments, Vehicle Control and Temperature Control, while its Engineered Solutions Segment offers a broad array of conventional and future-oriented technologies in markets for commercial and light vehicles, construction, agriculture, power sports, and others.

About Nissens Automotive

Nissens is the leading European supplier of thermal management and engine efficiency products fully focused on servicing the resilient and steadily growing independent automotive aftermarket. The Company operates with a distinct multi-brand strategy with offerings to passenger car as well as commercial vehicle applications. Nissens is headquartered in Horsens, Denmark and was founded in 1921.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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